Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 16, 2012, relating to the consolidated financial statements and financial statement schedule of Tree.com, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of discontinued operations and a change in reportable segments), appearing in the Annual Report on Form 10-K of Tree.com, Inc., for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
July 13, 2012